SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 1, 1997



                          INTERNATIONAL FIBERCOM, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


                                     Arizona
                                     -------
                 (State or other jurisdiction of incorporation)


          1-9690                                          86-0271282
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(Commission File Number)                    (IRS Employer Identification Number)



                 3615 South 28th Street, Phoenix, Arizona 85040
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (602) 941-1900



                                 Not Applicable
     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.       Acquisition or Disposition of Assets

         (a) Effective December 1, 1997, International FiberCom, Inc. (the "Company") through its wholly owned subsidiary SCP Acquisition Corporation, an Arizona corporation ("SCP"), acquired all or substantially all of the assets, business and real estate ("Assets") of Southern Communications Products, Inc., a Florida corporation ("Southern"), in exchange for $12 million in cash, a promissory note in the initial principal amount of $3.2 million and $6.2 million in previously unissued shares of Common Stock of the Company. The Note is payable over a three year period and is secured by all of the Assets purchased in the acquisition but is subordinated to future debt financing incurred in connection with the acquisition of Southern.

         In order to finance the acquisition of Southern, in December 1997 the Company sold 2,400,000 shares of its Common Stock for $12 million in a private placement to institutional investors under Regulation D of the Securities Act of 1933, as amended (the "Act"). The investors may be entitled to additional shares in the future under certain circumstances. The Company agreed to provide registration rights covering these shares. In addition, the Company has the right to repurchase the Common Stock issued at premiums from 110% to 120% of the purchase price. The Company intends to repurchase some or all of the shares of Common Stock with the proceeds from debt and/or equity financing in 1998, although there can be no assurances that the Company will be able to obtain such financing on acceptable terms or conditions.

         Effective November 13, 1997, the Company acquired all of the issued and outstanding capital stock of Compass Communications, Inc., a Georgia corporation, ("Compass") from Selling Shareholders of Compass in exchange for 470,588 shares of Common Stock of the Company. The Company has recently completed certain required conditions subsequent to the acquisition.

         (b) Southern deals in new and used telephone plug-in boards and switch equipment, which is a fast-growing niche business within the telecommunications equipment sector. The equipment sold by Southern is manufactured by Lucent Technologies, Northern Telecom, DSC Communications/Digital Switch, ADC Telecommunications, Tellabs, Alcatel and Fujitsu. Southern's customers and clients, some of which are existing Company customers, include many of the leading telephone companies, Regional Bell Operating Companies and telecommunications hardware resellers.

         Compass is a leading registered engineering firm providing services to the telecommunications industry specializing in video, voice and data network development using state of the art, fiber-rich distribution platforms. The Company employs over 85 engineers and technicians involved in field data collection, geographic information system landbase development, network design, construction management, training and consultation. Compass is based in Atlanta, Georgia, but also has offices in Colorado. Major customers of Compass include US West, Time Warner, Motorola, Bellcore, MediaOne, and Australia's Optus Vision.

Item 7.       Financial Statements and Exhibits

         (a) The Financial Statements of Business Acquired. The financial statements of Southern and Compass are currently being audited and are not available at this date. The financial statements will be filed not later than 60 days after the date of this report.

         (b)      Pro forma Financial Information.  See (a) above.

         (c)      Exhibits.

                  1. Asset Purchase and Sale Agreement, dated August 25, 1997, by and among the Company, SCP, Southern, Wallace E. Sapp and Edna M. Sapp. (Exhibits and Schedules omitted).

                  2. Stock Purchase Agreement, dated October 1, 1997, by and among the Company, Compass and enumerated Selling Shareholders. (Exhibits and Schedules omitted).

Item 9.       Sales of Equity Securities Pursuant to Regulation S

         In the third quarter of 1997, the Company sold 150,000 shares of its Common Stock for $400,000 to non-U.S. Persons in exempt transactions under
Section 4(2) under the Act. The Company paid fees of 7% of the proceeds raised in the offering. In connection with such sale, the Company committed to register the Common Stock for sale under the Act at the request of the holders of such shares. Because the Company was in the process of acquiring Southern and Compass at the point the registration was requested in November 1997, the Company was unable to comply with the request of the holders.

         In lieu of the filing of such registration, the holders of the Common Stock requested that the shares be deemed to qualify under Regulation S under the Act. At the time of the original purchase of the Common Stock, as well as at the time of the request, such holders were non-U.S. Persons and the transactions otherwise met the requirements of Regulation S. Accordingly, the Company has deemed the shares to be qualified under the exemption provided by Regulation S.

         The Company previously reported that it had paid fees of 2% of the proceeds raised in its February 1997 offering of its 8% Convertible Subordinated Debentures and its Series B Convertible Preferred Stock. Shares of Common Stock were subsequently issued under the exemption provided by Regulation S in concversion of certain shares of Preferred Stock and a portion of the principal amount of Debentures. The Company actually paid fees of 7% of the proceeds raised in such offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTERNATIONAL FIBERCOM, INC.




                                        /s/ Joseph P. Kealy
                                        ----------------------------------------
                                        Joseph P. Kealy
                                        President

Dated: December 15, 1997
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